Exhibit 99.1

NEWS RELEASE

Williams Industrial Services Group Inc. ♦ 100 Crescent Centre Parkway, Suite 1240 ♦ Tucker, GA 30084

FOR IMMEDIATE RELEASE

Williams Industrial Services Group

Reports 37% Increase in Revenue for Third Quarter 2018

•	Revenue increased 37% to $53.5 million driven by nuclear construction projects
•	Gross margin was 19.1%; Normalized gross margin was 13.6%
•	Concerted cost reduction efforts led to $2.1 million, or 22% decline in general and administrative expenses
•	Achieved operating income of $0.7 million, first positive quarter since first quarter of 2014
•	Loss from continuing operations was $2.8 million, net loss was $13.5 million
•	Contract awards and increased project scope drives backlog up 7.6% from June 30, 2018 to $187.8 million

TUCKER, Georgia, November 9, 2018 – Williams Industrial Services Group Inc. (OTC: WLMS) (“Williams” or the “Company”) today reported its financial results for its third quarter ended September 30, 2018.

As previously reported, the former Mechanical Solutions and Electrical Solutions segments have been classified as discontinued operations and, accordingly, the results for those segments are presented as such. Results of continuing operations are presented as a single segment comprised of the former Services segment and corporate operations, unless otherwise noted.

•

Third quarter 2018 revenue from continuing operations increased $14.4 million, or 37%, to $53.5 million compared with $39.0 million in the prior-year period. Revenue increased 11.4% when compared with the trailing second quarter of 2018.

•	Excluding $1.4 million in restructuring charges, total operating expenses declined $2.5 million, or 23.4% to $8.1 million, or 15% of revenue, driven by overhead reductions.
•

Operating income for the 2018 third quarter was $0.7 million, a $6.5 million improvement over the prior-year period.  Excluding $1.4 million in restructuring charges, operating income would have been $2.1 million.

•	Loss from continuing operations was $2.8 million.
•

Adjusted EBITDA from continuing operations for the third quarter 2018 improved to $2.9 million compared with $(2.6) million in the prior-year period. See NOTE 1—Non-GAAP Financial Measures in the attached tables for important disclosures regarding Williams’ use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

Williams Industrial Services Group Reports 37% Increase in Revenue for Third Quarter 2018

November 9, 2018

•	Backlog grew 7.6% from the trailing second quarter given the Company’s strong position in base business with long-term customers and expanded scope on new build nuclear projects.

Tracy Pagliara, President and CEO of Williams, noted, “We had positive results in the quarter with growth in revenue and good gross profit performance. We achieved expanded scope on Plant Vogtle Units 3 & 4, continued to work on decommissioning projects, and also secured our initial Canada and midstream oil & gas orders. We have reduced our cost structure measurably to date. In addition, we believe we plan to reduce costs further to meet our target general and administrative expense target of 7% to 9% of revenue.”

Continued progress:  Stabilized Balance Sheet; Rightsizing organization; Building Backlog

Mr. Pagliara added, “Since our last earnings report, we successfully completed all of the remaining steps to transition to a Williams-only operating company. We exited the Koontz-Wagner business, transferred our corporate headquarters to Tucker, Georgia, closed our Dallas office, substantially reduced our corporate general and administrative expenses and recapitalized our balance sheet by finalizing a new term loan and a revolving credit facility. We are now placing even greater focus on aggressively growing Williams and improving our execution. Just this week, we realigned our leadership team, promoting from within and adding new talent, as we move forward confidently to achieve our goals.”

•

Recapitalized balance sheet with a new $35 million senior secured term loan with significantly reduced rates and a term that matures in September 2022. At the time of closing the new credit facility, the variable rate decreased from 21.1% to 12.5%.

•

Secured a new, three-year, $15 million revolving ABL facility that provides borrowing against 85% of eligible accounts receivable and 80% of eligible costs and estimated earnings in excess of billings, after certain customary exclusions and reserves, and allows for up to $6 million of non-cash collateralized letters of credit.

•	Completed relocation of headquarters location to Tucker (Atlanta) from Dallas.
•	Realigned management structure to support growth strategy and focus on safety, quality and execution.
•	Operating expenses were reduced to $8.1 million, or 15% of revenue, excluding $1.4 million in restructuring charges.
o	Targeting general and administrative expenses to be approximately 7% to 9% of revenue compared with 14% in the third quarter of 2018.
•	Third Quarter 2018 Financial Results Review (Discussion is regarding continuing operations and compared with the corresponding period in 2017 unless noted otherwise)

Third Quarter 2018 Revenue Bridge

(in millions)	$ Change
Third quarter 2017 revenue	$39.0
Plant Vogtle Units 3 & 4	9.6
New decommissioning work	4.0
Other project revenue	0.8
Total change	14.4
Third quarter 2018 revenue	$53.5

Table does not sum due to rounding

Revenue for the quarter increased $14.4 million due primarily to additional scope associated with construction activities at Plant Vogtle Units 3 & 4, which accounted for $9.6 million of the increase, while new decommissioning projects contributed $4.0 million.

Williams Industrial Services Group Reports 37% Increase in Revenue for Third Quarter 2018

November 9, 2018

Third Quarter 2018 Gross Profit Bridge

Oh.hhghgh
(in millions)	$ Change
Third quarter 2017 gross profit	$4.8
One non-recurring fixed price contract	3.4
Project revenue and incremental margin	2.0
Total change	5.4
Third quarter 2018 gross profit	$10.2

Gross profit for the quarter increased $5.4 million, primarily due to the early termination of a contract resulting in the recognition of $3.4 million in revenue with no additional associated cost. At the time of termination, the difference between the contractually earned billings and the amount of revenue recognized under the cost-to-cost methodology of percentage of completion accounting was recognized. In the prior year quarter, there was $5.1 million of recognized revenue related to three loss contracts with no associated gross profit. The cumulative impact of the estimated losses on those contracts was recognized in the first quarter of last year. As a percentage of sales, excluding the benefit of the early termination, gross profit was 13.6%, reflecting the mix of business when compared with the 14.1% in gross margin in the trailing second quarter.

Operating income for the 2018 third quarter was $0.7 million, a $6.5 million increase over the prior-year period. Excluding $1.4 million in restructuring charges, operating income would have been $2.1 million. In addition to the increase in gross profit, the improvement in operating results reflects a $2.5 million reduction in operating expenses (excluding restructuring charges).

Although total other expenses were relatively flat between the two periods, interest expense decreased $1.1 million, or 30%, in the quarter primarily due to lower outstanding debt but was offset by a $1.1 million loss on debt extinguishment as a result of the refinancing of the term loan.

Year to Date 2018 Financial Results Review

Year to Date 2018 Revenue Bridge

(in millions)	$ Change
YTD 2017 revenue	$142.7
Plant Vogtle Units 3 & 4	29.7
New decommissioning work	10.4
Net change in project revenue	0.8
Timing of scheduled outage	(20.0)
Four non-recurring fixed price contracts	(14.6)
Reserve release for liquidated damages in Q1 2017	(4.4)
Total change	1.9
YTD 2018 revenue	$144.6

Revenue for the nine months ended September 30, 2018 increased $1.9 million over the prior-year period. The primary drivers of the increase were a $29.7 million increase from construction activities at Plant Vogtle Units 3 & 4 and a $10.4 million increase from decommissioning projects. The increases were substantially offset by a $20.0 million decrease due to the timing of a nuclear outage, a $14.6 million decrease related to the substantial completion of four non-recurring fixed price contracts in 2017, and the non-recurrence of the first quarter 2017 release to revenue of a $4.4 million liquidated damages contingent liability.

Year to Date 2018 Gross Profit Bridge

(in millions)	$ Change
YTD 2017 gross profit	$10.0
2017 contract losses	12.1
Project revenue and incremental margin	5.7
Reserve release for liquidated damages in Q2 2017	(4.4)
Total change	13.4
YTD 2018 gross profit	$23.4

Williams Industrial Services Group Reports 37% Increase in Revenue for Third Quarter 2018

November 9, 2018

Gross profit for the year-to-date period increased $13.4 million compared with the prior-year period, primarily due to a decrease of $12.1 million in the amount of losses recognized on three non-recurring fixed price contracts that were substantially completed in 2017 and which resulted in $0.2 million of losses in 2018 as compared with $12.3 million in 2017. Gross margin improved to 16.2% for first nine months of 2018 compared with 7.0% in the same period last year as a result of better execution and improved project mix.

Operating loss decreased $16.9 million compared with the prior-year period, due primarily to the $13.4 million increase in gross profit along with a $3.5 million decrease in current year operating expenses. The decrease in current year operating expenses resulted from a $3.3 million decrease in general and administrative expenses, a $2.8 million decrease in restatement expenses,  a $0.5 million decrease in selling and marketing expenses, and a $0.5 million decrease in depreciation and amortization expenses. These decreases were partially offset by the incurrence of $3.7 million of restructuring expenses.

Excluding restructuring charges, operating loss was a nominal $0.2 million.

Loss from continuing operations improved $15.7 million to $11.1 million, or $(0.61) per diluted share. Excluding restructuring charges, loss from continuing operations would have been $7.4 million, or approximately $(0.41) per diluted share.

Balance Sheet and Cash Flow

For the nine months ended September 30, 2018, the Company’s operating activities, including discontinued operations, used $6.7 million of cash. Continuing operations in that period used less than $0.1 million in cash compared with the use of $22.4 million in cash in the nine-month period of 2017.

At the end of the third quarter, Williams had $10.3 million in cash, of which $5.9 million was restricted. The Company recently refinanced its term-debt facility with a four-year, $35 million term-loan and also secured a three-year, $15 million revolving credit facility.

Outlook

At September 30, 2018, backlog was $187.8 million, up 36.4% from $137.7 million at the end of 2017 and up 7.6% from the end of the second quarter of 2018. Driving the expansion of backlog was the increase in construction activities at Plant Vogtle Units 3 & 4 and other new contract awards.

Mr. Pagliara concluded, “We were recently awarded an initial project control services contract in Canada that provides us an opportunity to demonstrate our capabilities. If we execute well on this contract, there is significant more potential as over $20 billion in planned investments are made over the next 10 years to upgrade nuclear facilities in Ontario. In addition, we have been awarded two initial midstream pipeline related projects for major oil & gas customers. By performing well on these projects, we should also be able to gain additional scope and more projects with these new customers. We expect our strong backlog and pipeline of prospective projects to drive solid growth and generate positive cash flow in 2019. The team has worked extremely hard throughout 2018 to position the Company for future success and is motivated to win new business, achieve operational excellence and surpass customer expectations.”

Webcast and Teleconference

The Company will host a conference call on Friday, November 9, 2018, at 8:00 a.m. Eastern time (7:00 a.m. Central). A webcast of the call and an accompanying slide presentation will be available at www.wisgrp.com. To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available from 11:00 p.m. Eastern time (10:00 p.m. Central) on the day of the teleconference until the end of day on November 23, 2018. To listen to the audio replay, dial 412-317-6671 and enter conference ID number 13683888. Alternatively, you may access the webcast replay at http://ir.wisgrp.com/, where a transcript will be posted once available.

About Williams

Williams Industrial Services Group has been safely helping plant owners and operators enhance asset value for more than 50 years. The Company provides a broad range of general and specialty construction, maintenance and modification, and plant management support services to the nuclear, hydro and fossil power generation, pulp and paper, refining, petrochemical and other process and manufacturing industries. Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Williams Industrial Services Group Reports 37% Increase in Revenue for Third Quarter 2018

November 9, 2018

Additional information about Williams can be found on its website: www.wisg.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding management’s ability to position the Company to fulfill its significant potential for future growth and profitability, the Company’s ability to comply with the terms of its debt instruments, the impact of the Company’s cost reduction efforts, reorganization and restructuring efforts, the Company’s ability to implement its liquidity plan, expectations for growth of the business in 2018 and 2019, ability to realize the inherent value in the Company’s capabilities, the Company’s expansion into Canada and future business there, the Company’s relationship with entities in the decommissioning space, expectations relating to the Company’s performance and effectiveness of its leadership team, expected work in the energy and industrial markets, ability to compete well in Williams’ markets, and other related matters. These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, including its ability to comply with the terms of its debt instruments and access letters of credit, ability to timely file its periodic reports with the U.S. Securities and Exchange Commission (the “SEC”), ability to implement strategic initiatives, business plans, and liquidity plans, and ability to maintain effective internal control over financial reporting and disclosure controls and procedures. Actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of the Company’s major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by its subcontractors, cancellation of projects, competition, including competitors being awarded business by current customers, damage to the Company’s reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, volatility of the Company’s stock price, deterioration or uncertainty of credit markets, changes in the economic and social and political conditions in the United States, including the banking environment or monetary policy, and any suspension of the Company’s continued reporting obligations under the Securities Exchange Act of 1934, as amended.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the SEC, including the section of the Annual Report on Form 10-K for its 2017 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned not to rely upon them unduly.

Investor Relations Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

Financial Tables Follow.

Williams Industrial Services Group Reports 37% Increase in Revenue for Third Quarter 2018

November 9, 2018

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except share and per share amounts)	2018	2017	2018	2017
Revenue	$53,467	$39,040	$144,563	$142,653
Cost of revenue	43,255	34,280	121,154	132,694

Gross profit	10,212	4,760	23,409	9,959
Gross margin	19.1%	12.2%	16.2%	7.0%

Selling and marketing expenses	397	470	1,299	1,754
General and administrative expenses	7,529	9,650	21,645	27,788
Restructuring charges	1,436	—	3,661	—
Depreciation and amortization expense	192	484	633	1,148
Total operating expenses	9,554	10,604	27,238	30,690

Operating income (loss)	658	(5,844)	(3,829)	(20,731)
Operating margin	1.2%	(15.0)%	(2.6)%	(14.5)%

Interest expense, net	3,622	3,640	7,397	7,584
Gain on sale of business and net assets held for sale	—	—	—	(239)
Other (income) expense, net	(339)	(9)	(844)	(9)
Total other (income) expenses, net	3,283	3,631	6,553	7,336

Loss from continuing operations before income tax expense (benefit)	(2,625)	(9,475)	(10,382)	(28,067)
Income tax expense (benefit)	215	312	720	(1,226)
Loss from continuing operations	(2,840)	(9,787)	(11,102)	(26,841)

Income (loss) from discontinued operations before income tax expense (benefit)	(10,619)	(8,052)	(14,522)	(16,819)
Income tax expense (benefit)	17	(687)	(666)	533
Income (loss) from discontinued operations	(10,636)	(7,365)	(13,856)	(17,352)

Net loss	$(13,476)	$(17,152)	$(24,958)	$(44,193)

Basic loss per common share
Loss from continuing operations	$(0.16)	$(0.55)	$(0.61)	$(1.53)
Income (loss) from discontinued operations	(0.58)	(0.42)	(0.76)	(0.99)
Basic loss per common share	$(0.74)	$(0.97)	$(1.37)	$(2.52)

Diluted loss per common share
Loss from continuing operations	$(0.16)	$(0.55)	$(0.61)	$(1.53)
Income (loss) from discontinued operations	(0.58)	(0.42)	(0.76)	(0.99)
Diluted loss per common share	$(0.74)	$(0.97)	$(1.37)	$(2.52)

Weighted average common shares outstanding (basic and diluted)	18,315,180	17,707,459	18,164,141	17,577,358

Williams Industrial Services Group Reports 37% Increase in Revenue for Third Quarter 2018

November 9, 2018

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

($ in thousands, except share and per share amounts)	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$4,393	$4,594
Restricted cash	5,916	11,562
Accounts receivable, net of allowance of $493 and $1,568, respectively	29,010	26,060
Contract assets	9,151	11,487
Other current assets	1,553	4,006
Current assets of discontinued operations	229	27,922
Total current assets	50,252	85,631

Property, plant and equipment, net	972	1,712
Goodwill	35,400	35,400
Intangible assets	12,500	12,500
Other long-term assets	1,398	573
Total assets	$100,522	$135,816

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,101	$5,080
Accrued compensation and benefits	13,136	7,481
Contract liabilities	2,788	7,049
Long-term debt, current	438	—
Other current liabilities	5,963	5,552
Current liabilities of discontinued operations	2,515	28,802
Total current liabilities	31,941	53,964
Long-term debt, net	33,058	24,304
Deferred tax liabilities	10,529	9,921
Other long-term liabilities	1,491	2,390
Long-term liabilities of discontinued operations	5,192	3,110
Total liabilities	82,211	93,689
Commitments and contingencies (Note 8 and 10)
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 19,715,605 and 19,360,026 shares issued, respectively, and 18,514,945 and 17,946,386 shares outstanding, respectively	197	193
Paid-in capital	80,046	78,910
Accumulated other comprehensive loss	—	—
Retained earnings (deficit)	(61,920)	(36,962)
Treasury stock, at par (1,200,660 and 1,413,640 common shares, respectively)	(12)	(14)
Total stockholders’ equity	$18,311	$42,127
Total liabilities and stockholders’ equity	$100,522	$135,816

Williams Industrial Services Group Reports 37% Increase in Revenue for Third Quarter 2018

November 9, 2018

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2018	2017
Operating activities:
Net loss	$(24,958)	$(44,193)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss from discontinued operations	13,856	17,352
Deferred income tax expense (benefit)	608	(400)
Depreciation and amortization on plant, property and equipment and intangible assets	633	1,147
Amortization of deferred financing costs	1,475	526
Loss on disposals of property, plant and equipment	210	30
Gain on sale of business and net assets held for sale	—	(239)
Bad debt expense	(90)	190
Stock-based compensation	697	1,855
Payable-in-kind interest	1,964	2,004
Restructuring charges	3,661	—
Changes in operating assets and liabilities, net of business sold:
Accounts receivable	(2,860)	(11,089)
Contract assets	2,336	11,454
Other current assets	2,453	3,370
Other assets	(1,400)	3,521
Accounts payable	2,021	470
Accrued and other liabilities	3,643	(11,223)
Contract liabilities	(4,261)	2,820
Net cash provided by (used in) operating activities, continuing operations	(12)	(22,405)
Net cash provided by (used in) operating activities, discontinued operations	(6,685)	3,438
Net cash provided by (used in) operating activities	(6,697)	(18,967)

Investing activities:
Proceeds from sale of business, net of restricted cash and transaction costs	—	20,206
Purchase of property, plant and equipment	(123)	(11)
Other investing activities	—	3,286
Net cash provided by (used in) investing activities, continuing operations	(123)	23,481
Net cash provided by (used in) investing activities, discontinued operations	319	(264)
Net cash provided by (used in) investing activities	196	23,217

Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(351)	(463)
Debt issuance costs	(1,520)	(1,872)
Dividends paid	—	(9)
Proceeds from long-term debt	33,679	171,599
Payments of long-term debt	(31,154)	(165,515)
Net cash provided by (used in) financing activities, continuing operations	654	3,740
Net cash provided by (used in) financing activities, discontinued operations	—	—
Net cash provided by (used in) financing activities	654	3,740

Effect of exchange rate change on cash, continuing operations	—	19
Effect of exchange rate change on cash, discontinued operations	—	694
Effect of exchange rate change on cash	—	713

Net change in cash, cash equivalents and restricted cash	(5,847)	8,703
Cash, cash equivalents and restricted cash, beginning of period	16,156	11,570
Cash, cash equivalents and restricted cash, end of period	$10,309	20,273

Supplemental Disclosures:
Cash paid for interest	$3,555	$4,736
Cash paid for income taxes, net of refunds	$16	$1,259
Noncash repayment of revolving credit facility	$—	$(36,224)
Noncash upfront fee related to senior secured term loan facility	$—	$4,550

Williams Industrial Services Group Reports 37% Increase in Revenue for Third Quarter 2018

November 9, 2018

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE (UNAUDITED)

This press release contains financial measures not derived in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation to the most comparable GAAP measure is provided below.

CONSOLIDATED ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net loss-continuing operations	$(2,840)	$(9,787)	$(11,102)	$(26,841)
Add back:
Depreciation and amortization expense	192	484	633	1,148
Gain on sale of business and net assets held for sale	—	—	—	(239)
Interest expense, net	3,622	3,640	7,397	7,584
Restatement expenses	—	526	160	2,959
Stock-based compensation	190	426	697	1,855
Income tax expense (benefit)	215	312	720	(1,226)
Bank restructuring costs	—	—	—	350
Severance costs	—	1,314	—	1,496
Asset disposition costs	—	451	815	695
Restructuring charges	1,436	—	3,661	—
Franchise taxes	72	76	202	228
Adjusted EBITDA-continuing operations	2,887	(2,558)	3,183	(11,991)

NOTE 1—Non-GAAP Financial Measures

Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the U.S. Securities and Exchange Commission. Adjusted EBITDA is the sum of our net loss before interest expense, net, and income tax (benefit) expense and unusual gains or charges. It also excludes non-cash charges such as depreciation and amortization. The Company’s management believes adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes and unusual gains or charges (stock-based compensation, restructuring charges, restatement expenses, asset disposition costs, gain on sale of business and net assets held for sale, bank restructuring costs and severance costs), which are not always commensurate with the reporting period in which such items are included. Williams’ credit facility also contains ratios based on EBITDA. Adjusted EBITDA should not be considered an alternative to net income or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP, and, therefore, should not be used in isolation from, but in conjunction with, the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.